                                                         Rule 424(b)(3)
                                                         File No. 33-62479

Pricing Supplement No. 61                                Dated: October 22, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)



U.S.$2,500,000,000
Heller Financial, Inc.
Medium-Term Notes, Series G

(Registered Notes - Fixed Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $40,000,000              Issue Price: 100 %

Original Issue Date: October 27, 1997      Stated Maturity Date: August 25, 2000

Form: [X] Book-Entry  [_] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [_] Commercial Paper Rate [_] LIBOR [_] Treasury Rate
             [_] Federal Funds Rate [_] Prime Rate [x] Other: Fixed

Interest Reset Period: N/A

Interest Payment Period: Semi-Annual

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
N/A


Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 25th day of February and August of each year, beginning February 25, 1998 up to and including the Stated Maturity Date.


Interest Determination Date(s): N/A

                                                         Rule 424(b)(3)
                                                         File No. 33-62479

Pricing Supplement No. 61                                Dated: October 22, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)



Initial Interest Rate: 6.42%

Index Maturity: N/A

Day Count Convention: 30/360

Maximum Interest Rate: N/A                            Minimum Interest Rate: N/A

Spread (+/-): N/A                                     Spread Multiplier: N/A

Optional Redemption: [_] Yes [X] No
  Initial Redemption Date:

The Redemption Price shall initially be   % of the principal amount of the Note
     to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [_] Yes [X] No
  Optional Repayment Dates:
  Optional Repayment Prices:

Repayment Provisions:
  (If other than as specified in the Prospectus Supplement)

Discount Note: [_] Yes [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .116%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 61
                       UNDER MTN-SERIES G PROGRAM: $1,919,750,000.00
                   b)  CUSIP #42333HHW5

Agent: Credit Suisse First Boston
       11 Madison Avenue
       New York, New York 10010-3629